Exhibit 10.30

[Form No.] Thor.Dor. [Land] 36

[Garuda Emblem]

Lease Contract for Land	Term of Four Years	Tax has been paid.

Land

Deed No.         13234                             Tract No.             366                 Survey Page         1138

Sub-district         Bang Samak               District           Bang Pakong     Province         Chachoengsao

This Rental Contract is made on the     21st     day of         May             A.D.         2012                     at Land Office of the Province of           Chachoengsao Province, Bang Pakong Branch

Between	{		}		{	}
		Universal Appliance Company, Limited		Lessor, aged			Years
(Represented by Miss Sirimon Jiraprawattrakul)

Nationality         Thai         Father’s – Mother’s names              and                                House No. / Mooban No.

House No.     889     Mooban No.              Street     Sathorn Tai     Lane/Alley              Sub-district         Yannawa

District         Sathorn                                                  Province         Bangkok                 Telephone         02-2100166

And	{		}		{	}
		UTAC Thai Company, Limited		Lessee, aged			Years
(Represented by Miss Kanchana Sengsrichan)

Nationality         Thai         Father’s – Mother’s names              and                                House No. / Mooban No.

House No.     237     Mooban No.              Street       LaSalle       Lane/Alley                  Sub-district         Bangna

District         Bangna                                                  Province         Bangkok                   Telephone         02-7491680

The two parties have agreed to enter into the following contract:

Clause 1. Lessor agrees to lease to Lessee the entire tract of land referred to herein

The lease is for a term of four years, effective 1 November 2012 until 31 October 2016

The term of the lease is four years.             beginning on     1 November 2012                             .

Clause 2. Lessee consents to pay rent to Lessor in the amount of   216,000,000.00  baht (two hundred sixteen million baht exactly)

By paying a monthly rent of 4,500,000 baht, for a total amount rent for the life of this contract of 216,000,000 baht (two hundred sixteen million baht)
[seal] [seal] 7 buildings

Clause 3. Improvements on this tract include	Lease is for the land and buildings at 73 Mooban 5, Bang Samak

Clause 4.	Rent is due by the 5th day of each month.

Clause 5.	Lessor consents to allow subleasing by Lessee when consent is obtained from Lessor.

Clause 6.	Conditions and agreements conform to the attached contract addendum.

This contract is made in three identical copies, one copy each to be retained by the Land Office, the Lessor, and the Lessee. (This copy is for         the Lessor                    )

Both parties have examined this rental contract and understand its contract entirely, in evidence whereof they have affixed their signatures or fingerprints below in the presence of the witnesses and Land Office officials.

(Signature of Lessor) /s/ Universal Appliance Company Limited (per Power of Attorney dated 8 May 2012)
(Signature of Lessee) /s/ UTAC Thai Company Limited (per Power of Attorney dated 23 April 2012)
(Signature of Witness) /s/ [stamp]
(Signature of Witness) /s/ [stamp]

This contract concluded in the presence of:

/s/ Land Office Official [seal]	Land Office Official
[name and title stamp]
Valid when Official Seal is affixed.

	[name stamp]	Preparer
	/s/ Inspector	Inspector
Printed by LSS 2009 Program.10.0032 Sor.Thor. 310021415244)21/05/2012:12:21:59	[stamp: Miss Soobongkot Apiwatanapiwat]

# 670 – 01

No PR

Addendum to Registered Lease Agreement

This contract is made between Universal Appliance Company, Ltd., by Mr. Kamkit Khuna- wongworakul, an authorized director, with offices at 889 Thai CC Tower, 18th Floor, Suite 183, Sathorn Tai Road, Yannawa Sub-district, Sathorn District, Bangkok 10120 (hereinafter referred to as “Lessor”) as one party, and UTAC Company, Ltd., represented by Mr. Udom Udompanyawit, an authorized director, with offices at 237 LaSalle Road, Bangna Sub-district, Bangna District, Bangkok 10260 (hereinafter referred to as “Lessee”) as the other party.

Whereas, the Lessor and the Lessee previously agreed to make a rental contract for land and improvements, and registered that contract, dated 27 December 2006, in the presence of Land Office officials for a term of four years (hereinafter referred to as “the first contract”), and the Lessor and Lessee intend to extend the term of the said contract for an additional period of time;

The two contracting parties agree as follows:

1.	The Leased Property

The Lessor agrees to grant a lease and the Lessee agrees to accept a lease for land and improvements to which the Lessor has title, the said land and improvements described in Deed No. 13234, having an area of 18 Rai, 3 Ngan, 61 Tarangwa (approximately 7.28 acres, or 2.94 hectares) located at 73 Mooban 5, Bangna-Trat Highway Km. 36, Bang Samak Sub-district, Bang Pakong District, Chachoengsao Province, and including public utilities, roads, and other improvements erected on the premises and buildings in their present condition (The entirety to be referred to as “the leased property”) as they appear in the details presented in Documents 1 and 2.

2.	Purpose of Lease

Lessee agrees that the leased property is leased for the purpose of conducting business of assembly and production of electronics parts and other activities related to production. Lessee will not use the leased property for any illegal activities or for any other purposes contrary to the law.

3.	Term of Lease

3.1	This lease shall have a term of 4 (four) years. The lease shall become effective on 1 November 2012 (“contract effective date”) and shall terminate on 31 October 2016.

3.2	The contracting parties agree to register this lease within 30 days following the contract effective date, and agree that the Lessee shall bear the cost of any lease fees and tax stamps.

4.	Rent

4.1	On the contract effective date, Lessee agrees to pay advance rent for 1 month in the sum of 4,500,000 baht (four million, five hundred thousand baht exactly) to Lessor. This advance rent payment is to be considered the rent for the final 1 month period which Lessee must pay Lessor at the end of the lease term.

4.2	Lessee agrees to pay rent at rate of 4,500,000 baht (four million, five hundred thousand baht exactly) per month to Lessor by the 5th day of each month, beginning with the month of November 2012 and continuing until termination of the lease contract.

5.	Deposit

Lessor agrees that on the contract effective date, Lessee shall place a deposit to guarantee compliance with this rental contract in the sum of 13,500,000 baht (thirteen million, five hundred thousand baht exactly), an amount equal to 3 month’s rent. The deposit shall be made with Lessor, or with such other person as Lessor shall designate.

Under the conditions specified in Clause 9.2, Lessor shall refund the amount of the deposit, without interest, to Lessee within 14 days of the date that documentation of return of the leased property is sent to Lessor, after Lessee has fulfilled the requirements of this lease in their entirety, and after Lessee has returned the leased property in good condition, with no loss to Lessor and when Lessee owes no rent or other expense. In the event that Lessee is in violation of any part of this rental agreement, and such violation is not resolved within the time specified, Lessor shall have the right to deduct money from the deposit according to the amount of loss that has occurred.

Under the conditions for return of the deposit set out in the preceding paragraphs, if Lessee intends to purchase the leased property as set out in Clause 12, Lessor shall be permitted to retain any remaining amount of the deposit as part of the price of the leased property, and to consider such amount as partial payment of any guarantee paid on the day that notice of intent to purchase is given.

6.	Requirements for Lessee

Lessee agrees to comply with the following requirements throughout the term of the lease and throughout the time Lessee remains in possession of leased property.

6.1	To pay the rent by the 5th of each month. If Lessee fails to pay and Lessor chooses not to exercise the right to terminate the lease contract, Lessee shall be glad to pay a fine at the rate of 1.25 percent per month on the unpaid monthly rental amount.

6.2	To abide strictly by existing rules and requirements, or those that may be put into effect, and of which Lessor and the Wellgrow Industrial Estate inform Lessee. Copies of such rules and requirements currently announced by Lessor and the Wellgrow Industrial Estate are attached to this contract as Document 3.

6.3	To use the leased property to conduct business only in compliance with the law.

6.4.	Not to use or to permit others to use the leased property as a residence, for any period of time whatsoever, except to maintain safety as permitted by Lessor in writing.

6.5	Not to disturb or create a nuisance to other tenants or occupants of the nearby area.

6.6	To repair and maintain the leased property, including the maintenance of systems and tools in good, clean condition at all times at Lessee’s expense.

6.7	Lessee must permit Lessor or Lessor’s agent to enter the premises to inspect the leased property during business hours. For this purpose, Lessor must give written notice not less than 7 days in advance, or allow a suitable interval between requests for inspection access.

6.8	Within 90 days prior to termination of this rental agreement, Lessee must permit Lessor or Lessor’s agent to enter the premises to inspect the leased property for a suitable period of time. For this purpose, Lessor must provide Lessee written notice a reasonable time in advance.

6.9	Lessee must not store flammable materials (except IPA) or materials forbidden by law in the vicinity of the leased property. Lessee must not process any foodstuffs on the leased premises, except in the vicinity of the dining hall. Lessee must not cause or permit use, production, refining, storage, manufacture, or assembly of hazardous or dangerous objects, or of materials that are hazardous or toxic, or hazardous solid waste, except for materials used in production or manufacturing under this contract, or wastes which result from production processes.

6.10	Lessee shall have the right to modify, improve, or alter the leased property, including the right to construct buildings or other improvements as suitable for the purposes of Lessee’s business without seeking permission from Lessor. However, Lessee must proceed in compliance with the law and guidance from the government and at Lessee’s own expense. In the event that permission must be sought from the Industrial Estate, or if the application documents require a permit, or if there are documents that must be submitted to the government that require the consent of Lessor, Lessor must sign the documents.

Movable property consisting of air conditioning piping, electrical wiring, telephone wiring, water pipes, and other systems related to such property, that are used in carrying out modifications or alterations of the premises, and which are installed permanently upon the leased property, shall become the property of Lessor immediately upon termination of the term of the lease.

Lessor agrees that other movable property, such as machinery, tools, and machine components that are installed or placed in the leased property by Lessee shall always be considered property of Lessee.

6.11	Lessee must assume responsibility for damage or loss to the property of Lessor.

6.12	Lessee has the right to sublet all or part of the leased property to any person. In such a case, Lessee must obtain written consent from Lessor in advance. Such consent must not be withheld without good reason. Such subletting must come under the same requirements and conditions as this contract, and Lessor will extend cooperation in case the sub-lease must be registered. Any expenses incurred shall be the responsibility of the Lessee or Sub-lessee.

In special cases, where Lessee agrees to remove Lessee’s activities from the leased property because the leased property proves unsuited for use due to land conditions which were not apparent at the time the lease was registered, Lessor agrees to give consent for Lessee to transfer claims or to sublet the property as Lessee shall deem appropriate, so that Lessee receives partial compensation for money already invested in the leased property since the contract was first signed. However, this process must be with the written consent of Lessor, which Lessor shall not refuse without good reason.

6.13	Lessee must pay for electricity according to usage as recorded by electric meters installed by the electricity provider. Lessee must pay the electricity provider directly.

6.14	Lessee must pay for water according to usage as recorded by water meter installed by the water provider. Lessee must pay the water provider directly.

6.15	Lessee must pay for telephone service as priced and billed by the telephone service provider.

6.16	Lessee must pay fees collected for rented property by the Wellgrow Industrial Estate.

6.17	If, during the term of the lease, an incident occurs under any circumstances that are due to the intent or negligence of Lessee or an employee of Lessee, that results in loss or damage to Lessor and/or a third party, or loss or damage to the rented property of Lessor and/or the property of a third party, Lessee must assume all responsibility for such loss.

7.	Requirements and Guarantees for Lessor

7.1	Lessor maintains sole ownership of the leased property and is free from obligations, commitments, annoyance, importuning, or other demands including lawsuits/legal actions, debt collection correspondence, warnings about violations of law or regulations.

Land and building taxes, beginning on the effective date of the lease through the end of the lease term, are the obligation of Lessee.

Under the provisions of Clause 12, Lessor agrees not to transfer any rights to demand, pay, transfer, pledge, or create any obligation against the leased property, and not to incur any obligation or debt in the future against the leased property itself, or to allow the leased property to become subject to seizure, attachment, or sale to satisfy debt other than seizure by the government under the provisions of Clause 7.2, for the entire term of this lease agreement, without receiving the written consent of Lessee.

In the event that sale of the leased property is contemplated, Lessor must give Lessee written notice in advance, and must provide the irrevocable right of first refusal for Lessee to purchase the property at the price shown in the first paragraph of Clause 12 within 60 days of receipt of notification. If Lessee does not intend to purchase the leased property within the time allowed, Lessee consents for Lessor to sell the leased property under the conditions set out herein. The rental agreement and security in the leased property shall not be impaired in any way whatsoever by any transfer of ownership of the leased property. Further, Lessor must cause the transferee receiving the property to acknowledge the rights and duties of the Lessor toward the Lessee in every particular under this rental agreement. Otherwise, Lessor shall be liable for damages, lost opportunity cost, and fines at the rates set out in Paragraph 2 of Clause 12.

Lessor guarantees that Lessor has the rights and powers necessary under law and regulation to lease property to Lessee for the entire term of the lease.

If Lessor violates the guarantee given in this clause, Lessor must assume liability for expenses for labor for all changes, improvements, and remodeling of the leased property, including the cost of construction of buildings and improvements that Lessee has paid for at actual cost from the first day that the lease agreement became effective. Lessor has the right to terminate the contract upon full payment of all damages, lost opportunity cost, and fines.

7.2	Lessor must notify Lessee in writing immediately of any notices, advisories or warrants from the Government of pending seizure of all or part of the leased property, whether or not such an action is to be carried out as a seizure by the Government by transfer to Government ownership, expropriation, confiscation, or by other any other means.

In the event that Lessor fails to inform Lessee, Lessor must assume liability for damages, lost opportunity cost, and fines at the same rates as specified in Paragraph 2, Clause 12, if such failure to inform Lessee results in seizure of property owned by Lessee.

7.3	Lessor grants Lessee possession of the leased property peacefully and free from disturbance by Lessor or any other persons.

7.4	Lessor has no duty to maintain or repair systems of the leased buildings, nor of the public utilities systems.

7.5	Lessee agrees to transfer all the public utilities systems back to the name of Lessor after the last day of the lease term, unless applying to extend the terms and conditions under Clause 12 of the contract.

7.6	All basic buildings and infrastructure built by Lessee from the effective date of the first contract shall be the sole property of Lessee until the lease ends, when ownership of all buildings and infrastructure erected on the property by Lessee shall immediately become the property of Lessor.

However, if this rental agreement is terminated for violation of its terms by Lessor, the buildings and infrastructure constructed by Lessee will not become property of Lessor until Lessor has paid for damages, lost opportunity cost, and fines at the rates set out in Paragraph 2, Clause 12, and Lessor must pay such amounts to Lessee within 60 days of the date of termination of the contract.

8.	Cancellation of Contract

The contracting parties each has the right to cancel the contract for the following reasons only:

8.1	If the leased property is destroyed entirely or in part, and Lessor decides not to restore the leased property to its previous condition, and/or Lessee decides that the leased property can no longer support Lessee’s conduct of the business for the purposes for which the contract was made. In this case, the contract will terminate within 30 days from the date that one or the other of the contracting parties gives notice of such intent.

8.2	In the event that Lessee fails to fulfill or violates some provision of this contract, Lessor shall have the right to send a written warning notice for Lessee to take action to remedy the broken contract provision or contract violation within 30 days. If Lessee does not correct the broken contract provision or contract violation within the 30-day limit, the Lessor shall have the right to give notice of termination of the contract and to demand payment of any unpaid rent and other damages from Lessee immediately.

8.3	Each of the contracting parties has the right to give notice of contract termination upon violation of the guarantees in Clause 7.1, so that the contract will end in 30 days from the date of written notice to the other party.

9.	Return of the Leased Property

9.1	After the contract ends, either for cause or upon the end of the contract term, or for any other reason whatsoever, except for the reasons enumerated in Clauses 7.2 or 8.1, or as the result of force majeure, Lessee must return all rented property to Lessor in good condition, except for normal wear and tear.

9.2	Lessee must remove all Lessee property from the leased property completely within 90 days from the day the contract terminates. During this period, Lessor will not consider that there has been a violation of the contract, unless termination is the result of Lessee’s decision to purchase the leased property.

9.3	Following termination of this lease and, as provided in Clause 9.2, within 1 month thereafter, if the leased property is not in suitable condition as determined by Lessor, Lessor must notify Lessee of any deficiencies and of the cost of any remediation. Lessee shall be permitted to enter the premises and make repairs to the leased property to restore it to good condition. However, such repairs must be completed within 60 days from the date notification is received. If Lessee is unable to remedy the deficiencies within the allotted time, Lessor may find it appropriate to arrange for repairs of the deficiencies, and have Lessee assume responsibility for the expenses incurred instead of refunding the deposit to Lessee.

9.4	Unless covered by the provisions and conditions set out in Contract Clauses 7.2 and 8.1, if Lessee is unable to return the rented property to Lessor, Lessee agrees to compensate Lessor for damages by paying a daily rental at the rates set out in this contract to Lessor until the leased property has been repaired to a condition satisfactory to Lessor.

10.	Hazard Insurance

The contracting parties agree that Lessee has the duty to establish hazard insurance on the leased property for its original value throughout the term of the lease, naming Lessor and Lessee as co-beneficiaries, and naming Lessee as the party responsible for paying the insurance premiums. For any insurance settlement in the event that damage to the leased property is too extensive to continue the lease under this contract, Lessor shall have the right to receive the first 150,000,000 (one hundred fifty million baht exactly) of the insurance payout.

In addition, Lessor agrees that Lessee shall have the right to insure the property which Lessee has brought into and installed or placed on the leased premises throughout the term of the lease and that Lessee will be the sole beneficiary or be the only party covered by the insurer or reinsurer.

11.	Abandonment of Property

Unless Lessee requests otherwise in writing, or under the provisions of Clause 9.2, all property of Lessee that remains on the leased property after notice of termination of the contract will be considered abandoned property. Lessor may move or store such property at Lessee’s expense, and Lessee assumes the risk of any loss or damage whatever.

12.	Purchase of the Leased Property

Not less than 90 days, but not more than 360 days prior to termination of the lease, Lessee must notify Lessor in writing whether or not Lessee intends to purchase the leased property from Lessor at the price of 204,000,000 baht (two hundred four million baht exactly), and Lessor agrees to sell the leased property at the stated price, considering this contract a binding offer to sell the leased property immediately at the stated price. The two contracting parties shall have the duty to proceed with registration of the sale within not more than 30 days from the termination date of this rental contract. Lessee (the purchaser) shall be responsible for all transfer fees, tax stamps, specific business taxes, and related expenses, except for income tax withholding at the source, which shall be the responsibility of Lessor (the seller).

If Lessor refuses to sell as promised in Paragraph 1, Clause 12, above, in addition to damages that Lessee can claim, Lessor shall be liable for all expenses, costs of alteration of the premises, improvements, and remodeling of the leased property, to include construction of buildings and other structures. Liability shall be for the amounts that Lessee actually paid since the inception of the first lease agreement, for lost opportunity cost from the difference between the sale price stated in the contract and the price as evaluated by neutral third parties from real estate assessor companies, and for a fine in the amount of 96,000,000 baht (ninety-six million baht. exactly)

In the event that Lessee expresses the intent to buy, Lessor agrees to sell the leased property at the stated price and to apply the deposit described in Clause 5 as an immediate payment of earnest money.

13.	Service of Notices

Delivery of any written notifications shall be by messenger, by registered mail, or by facsimile machine to the other party at the addresses shown below, or to addresses furnished by the other contracting party if no changes have been made to this document.

This contract is made in 2 identical copies. The contracting parties, having read and understood the provisions completely, affix their signature before witnesses and each contracting party retains one copy of the contract as evidence thereof.

Lessor:	Lessee:
Universal Appliance Company, Ltd.	UTAC Company (Thailand), Ltd.
Address: 889 Thai CC Tower, Floor 18	237 LaSalle Road, Soi Sukhumvit 105
Suite 183, Sathorn Tai Road, Yannawa Sub-dist.	Bangna Sub-district, Bangna District
Sathorn District, Bangkok 10120	Bangkok 10260
[seal: Universal Appliance Company]	[seal: UTAC Thailand]

/s/ Kamkit Khunawongworakul		/s/ Udom Udompanyawit

By:	Mr. Kamkit Khunawongworakul	By:	Mr. Udom Udompanyawit
Authorized Director		Authorized Director

Date		Date

/s/ Witness	(Witness)	/s/ Witness	(Witness)

( [name] )		( [name] )